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News: For immediate release	Media contact: Andrew Burns (901) 495-7313 Financial contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE REPORTS SECOND QUARTER RESULTS

Memphis, Tenn. (February 27, 2001) -- AutoZone, Inc. (NYSE: AZO) today reported diluted earnings per share of $0.28 for its second fiscal quarter (12 weeks) ended February 10, 2001, flat with the year ago quarter. Sales were $974 million for the quarter, an increase of 5% from $924 million in fiscal 2000. Same store sales, or sales for domestic auto parts stores open at least one year, increased 2% during the quarter, including 1% for retail sales and 11% for commercial sales, with same store sales up 1% at internally developed AutoZone stores and up 10% in the acquired stores. Same store sales at TruckPro were flat for the quarter, while stores in Mexico continue to report high same store sales increases. Earnings before interest and taxes of $77.3 million decreased 3% from $80.0 million last year. Net income for the quarter decreased 19% to $31.7 million from $39.1 million in the prior year.

On a year-to-date basis, diluted earnings per share for the 24-week period increased 9% to $0.74 from $0.68. Year-to-date sales rose 6% to $2.04 billion from $1.93 billion in the prior year. Year-to-date comparable store sales increased 2%, with flat comparable store sales at internally developed AutoZone stores and 11% at the acquired stores. Year-to-date earnings before interest and taxes of $188.0 million increased 1% from $185.8 million last year. Year-to-date net income of $85.5 million decreased 10% from $95.1 million in fiscal 2000.

"It was a difficult quarter for us with lower than anticipated sales, which we believe is attributable to high energy and gasoline prices and weaker economic conditions," said Steve Odland, chairman and chief executive officer. "We also had some unusual expense items in the quarter, which prevented us from meeting our operating profit goals.

"But looking ahead, we are really encouraged by all of the opportunities at AutoZone. We are developing some new and exciting ideas for merchandising and marketing in the do-it-yourself business. We believe AutoZone has some unique opportunities in the commercial business, and we are convinced of the demand for auto and truck parts in Mexico. I look forward to working with Tim Vargo, our president and chief operating officer, and a great team of committed AutoZoners as we move this company forward. "

During the quarter, AutoZone opened 18 new, replaced 3, and closed 2 auto parts stores in the U.S. Year-to-date, AutoZone has opened 59 new , replaced 8, and closed 2 auto parts stores in the U.S.

Aggregate share repurchases under the currently authorized $1.35 billion share repurchase program are $1.25 billion or 48.1 million shares at the end of the second quarter, including $170.1 million or 7.5 million shares under forward purchase contracts.

AutoZone is comfortable with current estimates of $0.55 for the third quarter and $2.25 for the year, assuming the company meets its same store sales goal of 2-4%.

AutoZone will host a one-hour conference call beginning at 4 p.m. (CST) today to discuss the results of the quarter. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "About Us," "Investor Relations," "Conference Calls," or by going directly to http://www.autozone.com/Investors. The call will also be available by dialing (630) 395-0173. A replay of the call and slides will be available on the website. In addition, a replay of the call will be available by dialing (402) 220-9795 through Tuesday, March 6, 2001, at 5 p.m.(CST).

AutoZone sells auto and light truck parts, chemicals and accessories through 2,972 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA. On the web, AutoZone provides diagnostic and repair information and sells auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details.

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AutoZone's 2nd Quarter Highlights--Fiscal 2001

Condensed Consolidated Statement of Operations
(in thousands, except per share data and selected operating data)

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 10, 2001	February 12, 2000	February 10. 2001	February 12, 2000

Net sales	$973,999	$924,164	$2,037,565	$1,930,636
Cost of goods sold	576,666	535,737	1,194,667	1,120,693
Gross profit	397,333	388,427	842,898	809,943
Operating expenses	320,053	308,414	654,850	624,182
Operating profit	77,280	80,013	188,048	185,761
Interest expense,net	25,544	16,452	48,524	31,056
Income before taxes	51,736	63,561	139,524	154,705
Taxes	20,000	24,500	54,000	59,600
Net income	$31,736 =========	$39,061 =========	$85,524 =========	$95,105 =========
Net income per share:
Basic	$0.28	$0.28	$0.74	$0.69
Diluted	$0.28	$0.28	$0.74	$0.68
Shares outstanding:
Basic	113,908	138,056	115,312	138,659
Diluted	114,496	139,085	115,773	139,570

Selected Balance Sheet Information
(in thousands)

	February 10. 2001	February 12, 2000	August 26,2000

Merchandise inventories	$1,159,161	$1,147,429	$1,108,978
Current assets	1,238,392	1,231,135	1,186,780
Property, plant & equipment, net	1,756,108	1,699,860	1,758,440
Total assets	3,391,125	3,344,331	3,333,218
Accounts payable	659,284	691,236	788,825
Current liabilities	937,163	954,330	1,034,544
Stockholders' equity	878,573	1,200,170	992,179
Debt	1,520,045	1,122,271	1,249,937

Selected Cash Flow Information
(in thousands)

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 10. 2001	February 12, 2000	February 10. 2001	February 12, 2000

Capital spending	$38,023	$60,758	$93,071	$126,008
Depreciation & amortization	$30,779	$30,832	$61,243	$60,956

Other Selected Financial Information
(in thousands)

	February 10. 2001	February 12, 2000	August 26, 2000

Working Capital*	$ 301,229	$ 276,805	$ 152,236

Cumulative share repurchases:
On balance sheet	$ 1,075,626	$ 482,628	$ 870,915
Forward contracts	$ 170,107	$ 146,342	$ 280,465
	$ 1,245,733	$ 628,970	$ 1,151,380

* excludes notes payable in 2000

Selected Operating Highlights

Store Count & Square Footage

12 Weeks Ended		12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
February 10. 2001		February 12, 2000	February 10. 2001	February 12, 2000

Domestic auto parts stores:
Store count:
Stores opened	18	41	59	128
Stores closed	2	-	2	2
Replacement stores	3	3	8	16
Total domestic auto parts stores	2,972	2,837	2,972	2,837

Square footage (in thousands)	19,063	18,169

Auto parts stores in Mexico:
Stores opened	----	3	----	5
Total auto parts stores in Mexico	13	11	13	11

TruckPro stores:
Stores opened	----	1	----	1
Replacement stores	----	2	----	3
Total TruckPro stores	49	47	49	47

Sales & Inventory Statistics (Domestic auto parts):

	12 Weeks Ended	12 Weeks Ended	24 Weeks Ended	24 Weeks Ended
	February 10. 2001	February 12, 2000	February 10. 2001 -	February 12, 2000

Sales per average store ($ in thousands)	$311	$312	$656	$663
Sales per average sq foot	$48	$49	$102	$103

Same store sales - rolling 13 periods
Domestic auto parts - total	2%	4%	2% _	6%
	1%	0%	0%	3%
	10%	31%	11%	28%
	1%	3%	1%	5%
	11%	9%	10%	9%

Annual inventory turns:
Based on average inventories	2.3	2.3
Based on ending inventories	2.3	2.1

Accounts payable/inventory(total company)	57%	60%